Exhibit 99.3

THE ROUSE COMPANY

Overview of Community Development

May 6, 2004

This presentation includes forward-looking statements, which reflect the Company’s current view with respect to future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical or anticipated results.  Specifically, the reported values of our community development assets are based on projected events, including price growth, sales price and expected costs.  The words “will”, “plan”, “believe”, “expect”, “anticipate”, “should”, “target”, “internal”, and similar expressions identify forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  The Rouse Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For a discussion of certain factors that could cause actual results to differ materially from historical or anticipated results, including real estate investment risks, development risks and changes in the economic climate, see Exhibit 99.2 of The Rouse Company’s Form 10-K for the year ended December 31, 2003.

Historical Community Development Results (1)

						Acres Remaining
($ Millions except price / acre)	1999	2000	2001	2002	2003	Saleable	Total

Summerlin						6,660	9,004
Acres sold	487	264	544	366	415
Average price /acre ($000s)	182	330	230	264	484
Revenue (2)	111.2	114.4	151.8	129.7	220.6
NOI (3)	23.1	23.5	44.9	36.6	77.5
Pre-tax value at year end (3)	185.0	301.0	378.0	637.0	835.1

Columbia (4)						986	2,371
Acres sold	159	185	119	80	76
Average price /acre ($000s)	341	375	476	593	737
Revenue (2)	55.0	69.8	58.2	48.7	61.4
NOI	27.8	38.5	33.5	29.2	39.3
Pre-tax value at year end	161.0	224.0	222.0	242.0	272.4

Fairwood						473	765
Acres sold				53	47
Average price /acre ($000s)				294	405
Revenue (2)				15.6	19.2
NOI (3)				3.6	7.9
Pre-tax value at year end (3)				36.0	94.1

Las Vegas Based NOI (3)	24.9	24.3	40.5	45.4	76.7

Columbia Based NOI (3)	28.8	45.6	37.5	40.8	47.2

Total NOI	53.7	69.9	78.0	86.2	123.9

(1)  Revenue and NOI are as we use them for segment reporting purposes.

(2)     Revenue does not equal acres sold multiplied by average price / acre due to timing of revenue recognition.  Also, revenues include other income (i.e., builder price participation).

(3)     Rouse’s share after participation distributions.

(4)  Includes the communities of Emerson and Stone Lake.

Land Valuation Model Overview

•    Each year, the Company uses DCF models to estimate the value of the remaining land in its master-planned communities, which currently include the following:

Summerlin, Nevada

Located just west of Las Vegas with 6,660 remaining saleable acres and 22,500 total acres at completion

Woodlands, Texas

Acquired December 2003 and located northwest of Houston, with 5,100 remaining saleable acres and 27,000 total acres at completion.

Columbia, Maryland

Located in the Baltimore-Washington corridor with 986 remaining saleable acres and 18,000 total acres at completion, and includes the communities of Emerson and Stone Lake.

Fairwood, Maryland

Initiated in 2002 and located southwest of Columbia, with 473 remaining saleable acres and 1,050 total acres at completion

•    Each DCF model forecasts cash flows through the sale of the last remaining saleable acre, then discounts them back to present value.  The models include detailed assumptions about pricing, appreciation, capital costs, inflation, organizational and marketing expenses, and margins.

•    Each model represents a “rational” case, not a “best” case or a “worst” case.

•    The Company also owns other large parcels of land in Maryland, Las Vegas and California that are expected to be sold for commercial purposes and are valued based on recent negotiations and comparable sales.

•    The Company’s valuations are sent to Weiser Realty Advisors LLC (formerly, Landauer Realty Group, Inc.), which reviews these valuations and provides a concurrence letter.  Weiser’s independent value estimates have typically been within 5% of the Company’s value estimates.

•    The following pages present a summary of the Company’s most recent land valuation, including assumption guidelines for DCF models.

Land Valuation Summary

As of December 31, 2003 and 2002

($ Millions)	2003	2002	Key drivers of change:

Summerlin (1)	835	637	Mainly, increase in prices and near term appreciation; slightly lower discount rates.

Columbia	272	242	Increase in prices and near term appreciation.

Other Las Vegas and California	271	52	Reflects land exchange with Bureau of Land Management.

Woodlands	245	—	Acquired a 52.5% economic interest on December 31, 2003.

Fairwood (1)	94	36	Acquired partners’ interest in January 2004. Estimated value at December 31, 2003 represents gross value, less costs to purchase our partners’ interest.

Bridgelands (2)	91	—	Acquired land during 2003.

Other Maryland	7	12

Pre-Tax Total Value	1,815	979

Illustrative deduction for taxes (35%)	(635)	(343)

After-Tax Total Value	1,180	636

(1)  Rouse’s share after participation distributions.

(2)  Represents cost basis investment.

Assumptions for Land Models

As of December 31, 2003

		Summerlin	Columbia	Fairwood	Woodlands

1)	Saleable acres remaining	6,660	986	473	5,100

2)	Range of acres sold per year	155 - 365	80 - 120	75 - 100	250 - 550

3)	Year of final sale	2030	2012	2009	2012

4)	Current range of sales price/acre ($000s)	$500 - $775	$850 - $1,100	$400 - $700	$240 - $380

5)	Actual price/acre in 2003 ($000s)	484	737	405	243

6)	Price appreciation	0% in '04	0% in '04	0% in '04	0% in '04
		20% in '05	12% in '05 + '06	12% in '05 + '06	7% thereafter
		12% in '06	8% in '07 + '08	8% in '07 + '08
		8% in '07 + '08	6% thereafter	6% thereafter
6% thereafter

7)	Net proceeds	Over time, net proceeds from sales before participation distributions approach 100% of gross sales.

8)	Range of discount rates	11.5% - 14.25%	11 - 12%	12 - 14%	15 - 20%

9)	Participation distributions	~50%	0%	0%	47.5%

10)

Average price/acre in Summerlin does not reflect the impact of casino and resort land sales.  In the next 5 - 10 years, such sales are expected to generate significant net proceeds.  In addition, price/acre assumptions do not include the Company’s participation in home sale prices.